List of Subsidiaries - March 2012

NTS, Inc.

100% NTS Communications, Inc.
100% NTS Management Company, LLC
100% Communications Brokers, Inc.
100% NTS Construction Company
100% NTS Telephone Company, LLC
100% Midcom of Arizona, Inc.
100% Garey M Wallace Company, Inc.
100% PRIDE Network, Inc.

    100%  Xfone USA, Inc.
        100% eXpeTel Communications, Inc.
        100% Gulf Coast Utilities, Inc.